Exhibit 99.1

Contact:	Amedisys, Inc. Donald Loverich, Jr. Principal Financial Officer (225) 292-2031 dloverich@amedisys.com Noonan Russo Investor Relations Brian Ritchie (212) 845-4269 brian.ritchie@eurorscg.com

AMEDISYS REPORTS RECORD THIRD QUARTER 2006

REVENUES AND EARNINGS

COMPANY TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (October 25, 2006) – Amedisys, Inc. (Nasdaq: “AMED”, “Amedisys” or “the Company”), America’s leading home health nursing company, today reported its financial results for the third quarter ended September 30, 2006.

For the quarter ended September 30, 2006, the Company reported record quarterly net income of $10.6 million, or $0.64 per diluted share, a 33 percent increase in earnings per share over the same quarter last year. These earnings were achieved on record quarterly net service revenue of $137.0 million. Net service revenue increased by 22 percent when compared with the $112.2 million reported for the comparable period in the prior year. Amedisys reported net income of $7.8 million, or $0.48 per diluted share, for the quarter ended September 30, 2005. The diluted weighted average number of shares outstanding approximated 16.4 million for the quarter ended September 30, 2006 and 16.1 million for the comparable period of 2005.

For the nine-month period ended September 30, 2006, the Company reported year-to-date net income of $26.9 million, or $1.65 per diluted share, on year-to-date net service revenue of $397.1 million. Net service revenue increased by 51 percent when compared with the $262.7 million reported for the comparable period in the prior year. Amedisys reported net income of $22.8 million, or $1.44 per diluted share, for the nine-month period ended September 30, 2005.

“We are pleased with our improved operating results for the third quarter of 2006 and the continuing momentum we are experiencing in many key areas of our business,” said William F. Borne, Chief Executive Officer of Amedisys. “We believe that our continuing strong internal growth, start ups and selective acquisitions combined with ongoing efficiencies will drive earnings and enhance shareholder returns.”

“We are increasing our EPS guidance to $2.30 to $2.35 cents per diluted share for fiscal 2006,” added Mr. Borne. “This guidance is based upon outstanding shares of approximately 16.5 million. Also, this guidance reflects the Company’s 2006 estimated income tax rate of approximately 38.8 percent. Annual revenue is expected to be in the $530 to $540 million range, exclusive of potential acquisitions.”

The Company’s Board of Directors approved a four-for-three split of Amedisys’ common stock, effective November 27, 2006, in the form of a stock dividend. Each shareholder of record at the close of business on

November 27, 2006, will receive one additional share for every three outstanding shares held. Any fractional shares resulting from the stock split will be rounded up such that one whole share of Common Stock would be delivered to any stockholder of record in lieu of a fractional share. Full year 2006 earnings per share guidance provided above does not take into account the impact of the four-for-three stock split.

To participate in the conference call, please dial 800-632-2975 (Domestic) or 973-935-8755 (International) a few minutes before 10:00 a.m. ET on Wednesday, October 25, 2006. A replay of the conference call will be available from 12:00 p.m. ET on October 25, 2006 until 12:00 p.m. ET on November 1, 2006. The replay dial in number is 877-519-4471 (Domestic) or 973-341-3080 (International). The replay pin number is 7990887.

The call will also be available on the Internet live and for seven days thereafter at the following:

http://www.videonewswire.com/event.asp?id=36129

Amedisys, Inc., America’s leading home health nursing company, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$9,855	$17,231
Patient accounts receivable, net	81,109	68,139
Prepaid expenses	3,222	2,693
Other current assets	2,824	4,277

Total current assets	97,010	92,340
Property and equipment, net	42,857	27,389
Goodwill	210,337	197,002
Intangible assets, net	12,837	11,447
Other assets, net	7,147	11,819

Total assets	$370,188	$339,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,643	$29,922
Accrued expenses	53,273	45,165
Obligations due Medicare	6,139	10,551
Current portion of long-term obligations	11,416	10,144
Current portion of deferred income taxes	7,653	4,173

Total current liabilities	92,124	99,955
Long-term obligations, less current portions	36,513	43,063
Deferred income taxes	8,499	3,556
Other long-term obligations	1,298	824

Total liabilities	138,434	147,398
Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; 16,256,922 and 15,881,691 shares issued at September 30, 2006 and December 31, 2005, respectively, and 16,252,039 and 15,877,524 shares outstanding at September 30, 2006 and December 31, 2005, respectively	16	16
Additional paid-in capital	158,342	146,684
Treasury stock at cost, 4,883 and 4,167 shares held at September 30, 2006 and December 31, 2005, respectively	(52)	(25)
Unearned compensation	—	(628)
Retained earnings	73,448	46,552

Total stockholders’ equity	231,754	192,599

Total liabilities and stockholders’ equity	$370,188	$339,997

AMEDISYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share data)

(Unaudited)

	Three-month periods ended September 30,		Nine-month periods ended September 30,
	2006	2005	2006	2005
Net service revenue	$137,041	$112,166	$397,138	$262,665
Cost of service, excluding depreciation and amortization	59,877	49,011	172,311	110,517
General and administrative expenses:
Salaries and benefits	32,389	27,798	98,559	64,661
Non-cash compensation	797	128	1,990	241
Other	23,326	19,077	70,367	44,000
Depreciation and amortization	2,487	2,123	7,337	4,984

Operating expense	118,876	98,137	350,564	224,403

Operating income	18,165	14,029	46,574	38,262
Other (expense) income:
Interest income	209	240	635	1,140
Interest expense	(873)	(1,537)	(3,119)	(1,824)
Miscellaneous, net	(247)	74	(142)	46

Total other (expense) income	(911)	(1,223)	(2,626)	(638)

Income before income taxes	17,254	12,806	43,948	37,624
Income tax expense	6,695	5,046	17,052	14,824

Net income	$10,559	$7,760	$26,896	$22,800

Net income per common share:
Basic	$0.66	$0.49	$1.68	$1.46

Diluted	$0.64	$0.48	$1.65	$1.44

Weighted average shares outstanding:
Basic	16,101	15,692	15,981	15,531

Diluted	16,446	16,064	16,334	15,887